Exhibit 99(n)(2)

Ashland Partners & Company LLP

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Ironwood Institutional Multi-Strategy Fund LLC & Ironwood Multi-Strategy Fund LLC Registration Statements dated April 12, 2012 in regard to our verification of Ironwood Capital Management, Corp.’s compliance with the Global Investment Performance Standards (GIPS®).

/s/ Jessica Parker
Jessica Parker, CPA, CIPM
Partner

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530
April 10, 2012